Exhibit 99.1

KalVista Appoints Brian Piekos as Chief Financial Officer

Cambridge, MA and Salisbury, England, September 10, 2024 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), today announced that Brian Piekos has joined the Company as Chief Financial Officer (CFO). Mr. Piekos is an experienced public company CFO who brings a demonstrated track record of successfully leading companies across the biotechnology sector.

“Brian’s deep industry experience and expertise in managing financial and capital strategies makes him a strong addition to KalVista as we prepare for the commercialization of sebetralstat,” said Ben Palleiko, Chief Executive Officer at KalVista. “I’m excited to welcome Brian to KalVista, as he shares our commitment to patients and a results-driven approach to business excellence.”

“I am excited to join KalVista at such an important time for the Company. The combination of a thoughtful, seasoned team, the breadth of positive data generated for sebetralstat, and the regulatory reviews underway, puts the Company in prime position to become a successful commercial organization,” said Mr. Piekos. “I look forward to embarking on this journey of bringing forward a novel therapy that has the potential to transform the treatment of hereditary angioedema.”

Brian Piekos has more than 25 years of financial and strategic planning experience in the biopharmaceutical industry. He joins KalVista from Elicio Therapeutics where he served as CFO and was responsible for launching Elicio as a public company. Previously, he served as CFO for Gemini Therapeutics and as Executive Vice President, CFO and Treasurer at AMAG Pharmaceuticals. Mr. Piekos held leadership roles in corporate finance, tax and treasury at Cubist Pharmaceuticals and began his career as a healthcare investment banker at Needham & Company and Leerink Partners.

Mr. Piekos earned his B.A. in biochemistry from Ithaca College, an M.S. in molecular biology from the University of Massachusetts Medical School, and his MBA from the Simon Business School at the University of Rochester.

On September 9, 2024 Mr. Piekos was granted inducement options to purchase 100,000 shares of the Company’s Common Stock as inducement to Mr. Piekos’ entering into employment with KalVista. The options were granted in accordance with Nasdaq Listing Rule 5635(c)(4). The options have an exercise price of $11.87 per share, which was equal to the closing price of the Company’s Common Stock on the grant date. The options will vest over a four year period with (i) 1/4th of the total shares subject to the options vesting on the one year anniversary of Mr. Piekos’ start date and (ii) thereafter, 1/48th of the total number of shares underlying the options vesting on each monthly anniversary of the vesting commencement date, which is subject to Mr. Piekos’ continued service through each vesting date. Each stock option has a 10-year term and is subject to the terms and conditions of the Company’s 2021 Amended and Restated Inducement Plan and a stock option agreement covering the grant.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a global pharmaceutical company focused on the development and delivery of oral medicines for diseases with significant unmet need. KalVista announced positive phase 3 data from the KONFIDENT trial for its oral, on-demand therapy, sebetralstat for HAE in February 2024. The Company’s NDA for sebetralstat has been accepted by the FDA with a PDUFA goal date of June 17,

Exhibit 99.1

2025. In addition, KalVista received validation of its MAA from the EMA in August 2024. KalVista expects to file for approval in the UK, Japan, and other countries later in 2024.

For more information about KalVista, please visit www.kalvista.com or follow on social media at @KalVista and LinkedIn.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, timing or outcomes of communications with the FDA, our expectations about safety and efficacy of our product candidates and timing of clinical trials and its results, our ability to commence clinical studies or complete ongoing clinical studies, including our KONFIDENT-S and KONFIDENT-KID trials, and to obtain regulatory approvals for sebetralstat and other candidates in development, the success of any efforts to commercialize sebetralstat, the ability of sebetralstat and other candidates in development to treat HAE or other diseases, and the future progress and potential success of our oral Factor XIIa program. Further information on potential risk factors that could affect our business and financial results are detailed in our filings with the Securities and Exchange Commission, including in our annual report on Form 10-K for the year ended April 30, 2024, our quarterly reports on Form 10-Q, and our other reports that we may make from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media:

Jenn Snyder
Vice President, Corporate Affairs
(857) 356-0479

jennifer.snyder@kalvista.com

Investors:

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com